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QUALCOMM INCORPORATED
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February 20, 2015

Re:
QUALCOMM Incorporated (“Qualcomm” or the “Company”)
2015 Annual Meeting of Stockholders -- March 9, 2015 (the “Annual Meeting”)
Proposal 4, Advisory Vote to Approve our Executive Compensation (“Say on Pay”)

Dear Stockholder:
By now you should have received Qualcomm’s Notice of our 2015 Annual Meeting of Stockholders and Proxy Statement. You can also view our Proxy Statement at www.qualcomm.com/connect/investor-relations.
We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we want to request your support on Proposal 4, Advisory Vote to Approve our Executive Compensation, also known as “Say on Pay.”
One of the two major proxy-advisory firms, Glass Lewis, has recommended a vote in favor of this proposal, while the other, Institutional Shareholder Services (“ISS”), has recommended a vote against. ISS’ recommendation is largely due to the actions that our Board took last year related to Dr. Paul Jacobs’ compensation when he moved from the role of Chief Executive Officer (“CEO”) to the role of Executive Chairman. We strongly disagree with ISS’ recommendation, and ask that you please read the information below to gain a further understanding of the actions that our Board took last year in this regard.
Stockholder Value at Qualcomm Has Been Created by a Well-Functioning Team of Executives
In 2014, the Compensation Committee of Qualcomm’s Board of Directors revised compensation packages for our senior leaders to protect the Company from the increasingly competitive environment for executive talent in our industry. As part of the Board’s retention efforts, we also accelerated our executive management succession plan, which resulted in new roles for Paul Jacobs, who became Executive Chairman, and Steve Mollenkopf, who was promoted to CEO. In our view, it was imperative that we find a way to continue the long-term partnership between Dr. Jacobs, Mr. Mollenkopf and Derek Aberle, and to keep Dr. Jacobs engaged and involved in the leadership of the business.
It is clear that ISS understands the competitive threat relating to executive retention facing Qualcomm’s Board last year. As ISS has noted in its report, we took “aggressive compensation actions” to protect Qualcomm from the increasingly competitive environment for executive management in our industry. Our executives are frequently approached, and ISS’ report implies general agreement with the steps we took to retain Mr. Mollenkopf. It was widely reported in the business press that he was being recruited by Microsoft to be its CEO,1 and now knowing the actual package that Microsoft paid to fill its CEO position, the Qualcomm Board believes that our stockholders did not overpay to retain Mr. Mollenkopf. As further context, stockholders may recall the disruption of a few years ago, when Sanjay Jha, our former Chief Operating Officer, was recruited away by Motorola with a hiring package that The Wall Street Journal estimated at well over $100 million. In addition, during 2013 and 2014, we lost senior people to competitors, who also attempted to recruit other key senior executives.
Putting pay aside, a key element of retaining Mr. Mollenkopf was Dr. Jacobs’ agreeing to relinquish the CEO title and adopt a different role, which we elected to call Executive Chairman after looking to companies such as Google for precedent. In this capacity, Dr. Jacobs focuses on long-term opportunities in emergent areas and manages certain of our relationships with key partners around the world, in addition to his responsibilities running the Board. Those in the industry know him as a genuine pioneer and visionary, having been a key factor in the development of mobile communications technology. Dr. Jacobs was regularly recognized by Institutional Investor as a top CEO in our sector throughout his tenure.
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1Dina Bass, Beth Jinks and Ian King, “Microsoft Said to Consider Qualcomm’s Mollenkopf for CEO Job,” Bloomberg News, December 12, 2013.

As a recent example of the value our stockholders have derived from this executive partnership, Dr. Jacobs played a key role in securing our recent resolution of an antitrust dispute in China, which was very well received by the market. He was critical to this successful outcome in a complex geopolitical and legal landscape, benefiting from high-level relationships he has developed over many years with senior industry and government contacts.
Looking ahead, companies across all sectors are urgently trying to figure out ways to monetize the opportunities that are arising as their customers increasingly interact with them through mobile devices. Investors have embraced the value of our executive team structure, and appreciated that we were able to keep Dr. Jacobs focused on long-term opportunities in emergent areas and certain key relationships around the world, while Mr. Mollenkopf sets corporate strategy, leads the operations of the Company, oversees product development and manages global relationships.
Dr. Jacobs’ Compensation Has Been Structured with Stockholders’ Best Interests in Mind
We appreciate that the result of this competitive dynamic is that Qualcomm now has two highly-capable executives at the top of the leadership team. Going forward, Dr. Jacobs’ compensation package will not be at the level of a Co-CEO. His package was specifically designed - in consultation with our independent compensation consultant - to be completely performance-oriented, and at a reasonable cost to stockholders in actual pay delivery for their continued benefit from his contributions. The Compensation Committee does not presently anticipate providing Dr. Jacobs with additional cash compensation or restricted stock units (“RSUs”). Dr. Jacobs’ annual salary is $1, and he has no annual cash incentive opportunity.
Effectively, by making a large, one-time, up-front grant of RSUs to Dr. Jacobs in 2014, the Board was able to substitute that grant for five years of future RSU grants that Dr. Jacobs would have received as CEO, and put him on a 100% performance-based model that delivers pay alongside the stockholders going forward. Furthermore, since that grant vests in equal installments on the third, fourth and fifth anniversaries of the grant date, he only fully vests and receives full compensation from the 2014 grant by remaining at Qualcomm through the subsequent five years.
The Board believes that Qualcomm’s stockholders will appreciate the importance of our successful retention efforts, which will now allow us to continue to focus on our pay-for-performance plans.
We also invite you to read the Proxy Statement for more information regarding the reasons the Board is recommending a vote “FOR” Proposal 4, Advisory Vote to Approve our Executive Compensation.
We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation.